Exhibit 99.1

GAP INC. APPOINTS NEW GLOBAL HEAD OF GAP BRAND

SAN FRANCISCO – June 13, 2018 – Gap Inc. (NYSE: GPS) today announced the appointment of Neil Fiske as president and chief executive officer of Gap brand. Fiske will begin his new role on June 20, 2018, and will serve on the company’s senior leadership team, reporting to Art Peck, president and chief executive officer of Gap Inc.

“Neil brings significant retail and apparel experience to Gap Inc. and a track record of transforming and repositioning brands,” said Peck. “He is an experienced leader who deeply understands the mechanics of this business, the value of an omnichannel strategy, and the need to build a progressive and relevant brand. I believe Neil is the right leader to strengthen Gap brand.”

“Gap is a truly iconic brand that is loved by its customers across the globe, and I am excited about the significant opportunity ahead for us,” said Fiske. “The brand has made some important progress and I look forward to working with the team to drive improved performance, operational excellence, great merchandising and distinctive and powerful marketing.”

Fiske has 20 years of brand building and turnaround experience in specialty retailing. Most recently, he served as chief executive officer at Billabong International, where he restored the flagship Billabong brand to a position of market leadership and multi-year share growth. Prior to that, Fiske spent five years as president and chief executive officer at Eddie Bauer, repositioning the company to focus on its heritage as America’s original outdoor outfitter. Fiske was also chief executive officer at Bath and Body Works, where he led a complete brand transformation, reversing a multi-year trend of negative comp store sales. Fiske began his career at Boston Consulting Group, focused on consumer goods and retail. He graduated from Harvard Business School with a Masters of Business Administration and received a B.A. in Political Economy from Williams College.

About Gap Inc.
About Gap Inc. Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic and Athleta brands. Fiscal year 2017 net sales were $15.9 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through company-operated stores, franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Tina Romani
(415) 427-5264
Investor_relations@gap.com

Media Relations Contact:
Trina Somera
(415) 427-3145
Press@gap.com